                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant           [X]
Filed by a Party other than the
Registrant                        [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule
   14a-6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             RF MONOLITHICS, INC.
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               (Name of Registrant as Specified In Its Charter)

                                 David M. Kirk
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)
[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1. Title of each class of securities to which transaction applies:

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  2. Aggregate number of securities to which transaction applies:

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  3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  4. Proposed maximum aggregate value of transaction:

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  5. Total fee paid:

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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  6. Amount Previously Paid:

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  7. Form, Schedule or Registration Statement No.:

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  8. Filing Party:

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  9. Date Filed:

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

                             RF MONOLITHICS, INC.

                                4347 Sigma Road
                              Dallas, Texas 75244

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON WEDNESDAY, JANUARY 26, 2000

TO THE STOCKHOLDERS OF RF MONOLITHICS, INC.:

  Notice Is Hhereby Given that the Annual Meeting of Stockholders of RF Monolithics, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, January 26, 2000 at 10:00 a.m., local time, at Bank One Centre, 1717 Main Street, 4th Floor Auditorium, Dallas, Texas 75201 for the following purpose:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares and to eliminate the Board's authority and discretion to reprice options.

  3. To approve the amendment to the Company's 1994 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

  4. To approve the amendment to the Company's 1994 Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 175,000 shares.

  5. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending August 31, 2000.

  6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on December 10, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ James P. Farley

                                          James P. Farley
                                          Secretary
Dallas, Texas
December 22, 1999

   All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                             RF MONOLITHICS, INC.

                                4347 Sigma Road
                              Dallas, Texas 75244

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                               January 26, 2000

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of RF Monolithics, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 26, 2000, at 10:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Bank One Centre, 1717 Main Street, 4th Floor Auditorium, Dallas, Texas 75201. The Company intends to mail this proxy statement and accompanying proxy card on or about Wednesday, December 22, 1999, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

  Only holders of record of Common Stock at the close of business on December 10, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 10, 1999 the Company had outstanding and entitled to vote 5,919,740 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4347 Sigma Road, Dallas, Texas 75244, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

  Proposals of stockholders that are intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than August 24, 2000 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                  Proposal 1

                             Election Of Directors

  There are five nominees for the seven Board positions presently authorized in the Company's By-laws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four directors having been elected by the stockholders, and one director, David M. Kirk, having been elected by the Board. Matthew J. Desch has decided not to stand for re-election.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       The Board Of Directors Recommends
                    A Vote In Favor Of Each Named Nominee.

Nominees

  The names of the nominees and certain information about them are set forth below:

                                Principal Occupation/
Name                        Age Position Held With the Company
----                        --- ------------------------------
David M. Kirk..............  39 President and Chief Executive Officer
Michael R. Bernique........  55 Chairman of the Board of the Company, President
                                and Chief Executive Officer, TelOptica
                                Technologies, Inc.
Cornelius C. Bond, Jr. ....  66 Retired, formerly General Partner, New
                                Enterprise Associates
Dean C. Campbell...........  49 Managing General Partner, Campbell Venture
                                Management
Francis J. Hughes, Jr......  49 General Partner, American Research and
                                Development

  David M. Kirk has served on the Company's Board of Directors since November 1999. In November 1999, Mr. Kirk was also elected as the Company's President and Chief Executive Officer to replace Sam L. Densmore after his retirement. From May 1998, Mr. Kirk served the Company as Vice President, Marketing. Prior to joining the Company, Mr. Kirk served as Director of Marketing of Murata Electronics North America, Inc., an electronic component company, from June 1995 to May 1998. Mr. Kirk has a B.S.E.E. from Clemson University.

  Michael R. Bernique has served on the Company's Board of Directors since October 1997 and as Chairman of the Board of Directors since November 1999. Mr. Bernique is currently the President and Chief Executive Officer of TelOptica Technologies, Inc., a developer of software that helps companies design and optimize fiber-optic telecommunications networks. In 1997, Mr. Bernique retired from Next Level Systems, Inc., a telecommunications company, where he had served as President of Satellite Data Networks Group since 1996. From 1993 to 1995, Mr. Bernique served as Sr. Vice President, North American Sales and Service at DSC Communications ("DSC"), a telecommunications company, and from 1992 to 1993 he served as Vice President and General Manager, Transmission Products Division of DSC.

  Cornelius C. Bond, Jr. has served on the Company's Board of Directors since November 1992. From 1982 to 1997, he was a general partner of various New Enterprise Associates venture capital funds. Mr. Bond is a director of Spectranetics, Inc., a medical device company. He also serves on the Board of Advisors to the Princeton School of Engineering and to the University of Pennsylvania School of Nursing.

  Dean C. Campbell has served on the Company's Board of Directors since May 1989. Since 1982, Mr. Campbell has been the Managing General Partner of Campbell Venture Management, a venture capital fund. Mr. Campbell served as a director of Texas Micro Inc., a manufacturer of ruggedized systems, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999.

  Francis J. Hughes, Jr. has served on the Company's Board of Directors since 1983. Mr. Hughes joined American Research & Development, a private venture capital firm, in January 1982, became Chief Operating Officer in November 1990 and President in June 1992. He has been a general partner of three American Research & Development venture capital funds, as well as a general partner of Hospitality Technology Funds, L.P. He is also a general partner of Egan-Managed Capital, a private venture capital firm. Mr. Hughes also serves as a director of Ceramic Process Systems Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. He also served as Chairman of the Board of Texas Micro Inc., a manufacturer of ruggedized computers, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999.

Board Committees and Meetings

  During the fiscal year ended August 31, 1999 the Board of Directors held 6 meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee: (I) meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; (ii) recommends to the Board the independent auditors to be retained; and (iii) receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Campbell and Hughes. It met three times during such fiscal year, although not as an individual committee, but rather as part of a regular meeting of the Board of Directors.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Bond, Campbell and Hughes. It met five times during such fiscal year, although not as an individual committee, but rather as part of a regular meeting of the Board of Directors.

  During the fiscal year ended August 31, 1999, all Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

                                  Proposal 2

          Approval Of The Amendment To The 1997 Equity Incentive Plan

  In 1982, the Board adopted, and the stockholders subsequently approved, the Company's Amended and Restated 1982 Stock Option Plan (the "1982 Plan"). As a result of a series of amendments, there are 650,000 shares of the Company's Common Stock authorized for issuance under the 1982 Plan.

  In October 1997, the Board amended and restated the 1982 Plan as the 1997 Equity Incentive Plan (the "Incentive Plan"), and the stockholders subsequently approved the Incentive Plan, to enhance the flexibility of the Board and the Compensation Committee in granting stock awards to the Company's employees, directors and consultants. The amendment also increased the number of shares authorized for issuance under the 1982 Plan from a total of 650,000 shares to 975,000 shares (an increase of 325,000 shares).

  In October 1998, the Board amended the Incentive Plan, and the stockholders subsequently approved the Incentive Plan, to increase the number of shares authorized for issuance under the Incentive Plan from a total of 975,000 shares to 1,175,000 shares (an increase of 200,000 shares).

  In December 1999, the Board amended the Incentive Plan, subject to stockholder approval, to increase the authorized number of shares authorized for issuance under the Incentive Plan from a total of 1,175,000 shares to 1,375,000 shares (an increase of 200,000 shares) and to eliminate the Board's authority and discretion to reprice options. The Board adopted the increase amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  As of December 10, 1999, options (net of canceled or expired options) covering an aggregate of 888,067 shares of the Company's Common Stock had been granted under the Incentive Plan, and 69,049 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the Incentive Plan.

  Stockholders are requested in this Proposal 2 to approve the amendment to the Incentive Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 2.

  The essential features of the Incentive Plan, as amended, are outlined below:

General

  The Incentive Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, and stock bonuses to consultants, employees and directors. To date only incentive stock options and nonstatutory stock options have been awarded under the Incentive Plan. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Incentive Plan.

Purpose

  The Incentive Plan provides a means by which selected employees and directors of, and consultants to, the Company, and its affiliates, may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the Incentive Plan, seeks to retain the services of persons who are now employees of or consultants to the Company or its affiliates, to secure and retain the services of new employees and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

Forms Of Benefit

  The Incentive Plan provides for incentive stock options, nonstatutory stock options, restricted stock purchase awards, stock bonuses (collectively "Stock Awards").

Administration

  The Incentive Plan is administered by the Board unless and until the Board delegates administration to a committee composed of not fewer than two Board members, all of the members of which committee may be non-employee directors and may also be outside directors, in the discretion of the Board. If administration has been delegated to a committee, the committee will have, in connection with the administration of the Incentive Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Incentive Plan, as may be adopted from time to time by the Board. The Board or committee may delegate to a committee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and/or who are either (I) not then employees covered by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or (ii) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Code. The Board may abolish such committee at any time and revest in the Board the administration of the Incentive Plan. The Board has delegated the administration of the Incentive Plan to the Compensation Committee. As used herein with respect to the Incentive Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

  The Board has the power to determine from time to time which of the persons eligible under the Incentive Plan shall be granted awards, the type of awards to be granted and when and how each award shall be granted. The Board also has the authority to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect in the Incentive Plan or in any award agreement to make the Incentive Plan fully effective.

Shares Subject To The Plan

  Subject to stockholder approval of this Proposal, the Common Stock that may be sold pursuant to awards under the Incentive Plan, as amended, shall not exceed in the aggregate 1,375,000 shares of the Company's Common Stock. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not issued under such award will revert to and again become available for issuance under the Incentive Plan. The Common Stock subject to the Incentive Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

Eligibility

  Incentive stock options may be granted only to employees. Nonstatutory stock options, restricted stock purchase awards, and stock bonuses may be granted only to employees, directors or consultants.

  No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the

Company unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant. In order to entitle the Company to grant options that are considered exempt as "performance-based compensation," pursuant to Section 162(m) of the Code the Incentive Plan has a limit on the number of options that may be granted to any person in a given period. The current limit under the Incentive Plan is two hundred fifty thousand (250,000) shares of the Company's Common Stock in any calendar year.

Term And Termination

  No option is exercisable after the expiration of ten (10) years from the date it was granted.

  In the event an optionee's continuous status as an employee, director or consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) for a given period of time determined by the Board provided in the option agreement. Generally, an option granted under the Incentive Plan must be exercised within the earlier of (I) the date established by the Board and (ii) the expiration of the term of the option as set forth in the option agreement.

  An optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of
(i) the expiration of the term of the option set forth in the option agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director or consultant would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the immediately preceding paragraph, or (ii) the expiration of a period of three
(3) months after the termination of the optionee's continuous status as an employee, director or consultant during which the exercise of the option would not be in violation of such registration requirements.

  In the event an optionee's continuous status as an employee, director or consultant terminates as a result of the optionee's death or disability, the optionee (or such optionee's estate, heirs or beneficiaries) may exercise his or her option for a given period of time determined by the Board and established in the option agreement. Generally, an option granted under the Incentive Plan must be exercised within the earlier of (i) the period of time established by the Board and (ii) the expiration of the term of the option as set forth in the option agreement.

  In the event a stock bonus or restricted stock recipient's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

Exercise Price

  The exercise price of each incentive stock option will not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of grant. The exercise price of each nonstatutory stock option shall be determined on the date of grant by the Board. The purchase price of restricted stock shall be determined and designated by the Board. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or for its benefit.

  The Incentive Plan, as amended, in the event of a decline in the value of the Company's Common Stock, the Board does not have the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

Consideration

  The purchase price of stock acquired pursuant to a Stock Award may be paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant for an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board, which may include that the purchase price may be paid by delivery to the Company of other Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

Transferability

  An incentive stock option will not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonstatutory stock option, stock bonus, or restricted stock award generally will be transferable only as provided in the stock award agreement. An optionee may designate a beneficiary who may exercise his or her option after death.

Vesting

  The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

  Restricted stock purchase awards and stock bonuses granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

Adjustments Upon Changes In Stock

  If any change is made in the Common Stock subject to the Incentive Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Incentive Plan, the maximum annual award applicable under the Incentive Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

  In the event of (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of either (I) the then outstanding shares of common stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors of the Company, (b) a change in the composition of the Board in connection with or in anticipation of, any acquisition, merger or reorganization in which individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board, or
(c) the sale or other disposition of all or substantially all of the assets of the Company, then any surviving corporation shall assume any Stock Awards outstanding under the Incentive Plan or shall substitute similar awards for those outstanding under the Incentive Plan or such Stock Awards shall continue in full force and effect. In the event a surviving corporation refuses to assume such Stock Awards or substitute similar awards, then, with respect to stock awards held by persons then performing services as employees, directors or consultants, the time during which such Stock Awards may be exercised shall be accelerated prior to completion of such transaction and such Stock Awards terminated if not exercised prior to such transaction. If any surviving corporation assumes Stock Awards outstanding under the Incentive Plan or substitutes similar stock awards for those outstanding under the Incentive Plan, then if the holder of a Stock Award (or substitute stock award) is terminated for any reason other than (I) death, (ii) cause (as defined in the Incentive Plan, as amended), (iii) disability which prevents the holder of such award from performing his or her duties for more than one hundred and eighty (180) days during any twelve (12) month period, or (iv) voluntary resignation (as defined in the Incentive Plan), then the vesting of such award shall be accelerated in full and, if applicable, such award shall be exercisable in full for the post-termination exercise period provided in such award's agreement.

Amendment Of The Incentive Plan

  The Board at any time, and from time to time, may amend the Incentive Plan. However, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will increase the number of shares reserved for issuance under the Incentive Plan, modify the requirements as to eligibility for participation or in any other way if such modification requires stockholder approval in order for the Incentive Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3, or any Nasdaq or securities exchange requirements. The Board may in its sole discretion submit any other amendment to the Incentive Plan for stockholder approval.

  Right and obligations under any stock award granted before an amendment to the Incentive Plan shall not be impaired by such amendment unless the Company requests the consent of the party to whom the stock award was granted and such person consents in writing.

Termination Or Suspension Of The Incentive Plan

  The Board may suspend or terminate the Incentive Plan at any time. Unless sooner terminated, the Incentive Plan shall terminate on October 7, 2007. No Stock Awards may be granted under the Incentive Plan while the Incentive Plan is suspended or after it is terminated.

Federal Income Tax Information

  Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

  There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

  Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Potential Limitation On Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (I) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

  Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (I) the award is granted by a compensation committee comprised solely of "outside directors" and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (I) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount--or formula used to calculate the amount--payable upon attainment of the performance goal).

Other Equity Plans

  On April 8, 1999, the Company adopted the 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan provides for granting nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees, consultants and non-executive officers. Non-executives officers are only eligible to receive awards that are an inducement essential to such individual entering into an employment agreement with the Company or any of its affiliates. An aggregate of 200,000 shares of Common Stock currently is reserved for issuance under the 1999 Plan. If awards granted under the 1999 Plan expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock will revert back to and again become available for issuance under the 1999 Plan. The Board in its sole discretion at any time and from time to time may amend, suspend or terminate the 1999 Plan, and may also amend the terms of an outstanding award, including the purchase price thereunder. However, no such amendment, suspension or termination may impair the rights and obligations of the grantee unless the Company requests the consent of the party to whom the award was granted and such person consents in writing.

                                  Proposal 3

  Approval Of The Amendment To The 1994 Non-employee Directors' Stock Option
                                     Plan

  In April 1994, the Board adopted the Company's 1994 Non-Employee Directors' Stock Option Plan ("Directors' Plan"), and the stockholders subsequently approved the Directors' Plan, authorizing for issuance 175,000 shares under the Directors' Plan.

  In December 1999, the Board amended the Directors' Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Directors' Plan from 175,000 shares to 275,000 shares (an increase of 100,000 shares). The Board adopted this amendment to ensure that the Company can continue to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

  As of December 10, 1999, options (net of canceled or expired options) covering an aggregate of 131,768 shares of the Company's Common Stock had been granted under the Directors' Plan. Only 36,000 shares of Common Stock (plus any shares that might in the future be returned to the Directors' Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors' Plan.

  Stockholders are requested in this Proposal 3 to approve the amendment to the Directors' Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Directors' Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                         A Vote In Favor Of Proposal 3

  The essential features of the Directors' Plan are outlined below:

General

  The Directors' Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

Purpose

  The Board adopted the Directors' Plan to provide a means by which non-employees directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Four of the current directors of the Company are eligible to participate in the Directors' Plan.

Administration

  The Board administers the Directors' Plan. The Board has the power to construe and interpret the Directors' Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

  The Board has the power to delegate administration of the Directors' Plan to a committee composed of not fewer than two members of the Board. The Board has not delegated administration of the Directors' Plan to any committee of the Board.

Eligibility

  The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate.

Stock Subject to the Directors' Plan

  Subject to stockholder approval of this Proposal, an aggregate of 275,000 shares of Common Stock is reserved for issuance under the Directors' Plan, as amended. If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Directors' Plan. If the Company reacquires unvested stock issued under the Directors' Plan, the reacquired stock will again become available for reissuance under the Directors' Plan.

  The following is a description of the terms of options under the Directors' Plan. Individual option grants may not be more restrictive as to the terms described below except as otherwise noted.

Automatic Grant

  Option grants under the Directors' Plan are non-discretionary. Pursuant to the terms of the Directors' Plan, each person elected for the first time to be a non-employee director of the Company will automatically be granted an option to purchase 12,500 shares of Common Stock upon the date of his or her initial election as a non-employee director by the Board or the stockholders of the Company. On January 1st of each year (or the next business day should such date be a legal holiday), each member of the Company's Board of Directors who is not an employee of the Company and has served as a non-employee director for at least three months is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 4,500 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan.

Exercise Price; Payment

  The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. At December 10, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $6.125 per share.

  The exercise price of options granted under the Directors' Plan must be paid either (I) in cash at the time the option is exercised (ii) by delivery of other Common Stock of the Company, (iii) under an "same day sale" program established by the Company or (iv) payment by a combination of such payment method.

  In the event of a decline in the value of the Company's Common Stock, the Board does not have the authority to offer non-employee directors the opportunity to replace outstanding higher priced options with new lower priced options.

  Options granted under the Directors' Plan become exercisable in cumulative increments as set out in the Directors' Plan during the non-employee director's service as a non-employee director, employee of and consultant to the Company or an affiliate of the Company. Options are subject to vesting over a four-year period commencing one year after the date of grant. In the event of a merger of the Company with or into another corporation or consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either becomes exercisable in full or is assumed or an equivalent option is substituted by the successor corporation.

Term

  The term of options under the Directors' Plan is 10 years. Options under the Directors' Plan terminate 6 months after termination of the service for any reason. A non-employee director may designate a beneficiary who may exercise the option following the non-employee director's death.

Other Provisions

  The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as determined by the Board.

Transferability

  The non-employee director may not transfer an option otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of the non-employee director, an option may be exercised only by the non-employee director or his or her guardian or legal representative.

Adjustment Provisions

  In the event of a transaction not involving receipt of consideration by the Company (such as a merger, consolidation, reorganization, stock dividend, or stock split) the Directors' Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Directors' Plan, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

Effect of Certain Corporate Events

  The Directors' Plan provides that, in the event of specified types of merger or other corporate reorganization ("change in control"), the vesting and the time during which options may be exercised will be accelerated. An outstanding option will terminate if the non-employee director does not exercise it before a change in control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

  The Board may suspend or terminate the Directors' Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Directors' Plan will terminate on April 19, 2004.

  The Board may also amend the Directors' Plan at any time or from time to time, provided, however, that the Board shall not amend the Directors' Plan more than once every 6 months with respect to the provisions in the Directors' Plan which relate to the amount, price and timing of grants other than to comport with applicable laws. No amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Directors' Plan to satisfy Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Directors' Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act. The Board may submit any other amendment to the Directors' Plan for stockholder approval.

Federal Income Tax Information

  Nonstatutory stock options granted under the Directors' Plan generally have the following federal income tax consequences:

  There are no tax consequences to the non-employee director or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the non-employee director normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, the Company is not required to withhold income taxes with respect to non-employee directors. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the non-employee director. Upon disposition of the stock, the non-employee director will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the non-employee director holds the stock. Long-term capital gains currently are generally subject to lower tax rates than ordinary.

                                  Proposal 4

      Approval Of The Amendment To The 1994 Employee Stock Purchase Plan

  In April 1994, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 175,000 shares of the Company's Common Stock. The Board of Directors subsequently amended the Purchase Plan to increase the maximum period during which an offering may be effective from twelve months to twenty-seven months. The stockholders of the Company approved the amendment to the Purchase Plan in January 1996. In October 1997, the Board of Directors of the Company adopted amendments to the Purchase Plan, and the stockholders subsequently approved the Purchase Plan, to increase the number of shares authorized for issuance under the Purchase Plan to 350,000 shares. In December 1999, the Board of Directors of the Company adopted amendments to the Purchase Plan to further increase the number of shares authorized for issuance under the Purchase Plan to 525,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board.

  Stockholders are requested in this Proposal 4 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 4.

  The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

  The purpose of the Purchase Plan is to provide a means by which key employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Approximately 425 of the Company's approximately 483 employees are eligible to participate in the Purchase Plan.

  The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

Administration

  The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan.

Offerings

  The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The initial offering commenced on November 27, 1995 and ended on December 31, 1997. Beginning in the calendar year 1998, a new offering with a duration of 2 years shall commence every other January 1. Generally, the purchase dates under an offering shall be every June 30 and December 31.

Eligibility

  Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company or by any parent or subsidiary of the Company, and who, on the date an offering commences, has been employed by the Company or an affiliate for such continuous period of not more than two years preceding an offering as the Board may require (six months under the current offering), is eligible to participate in such offering under the Purchase Plan. The Board also may provide that, if any employee becomes eligible to participate in the Purchase Plan during the course of an Offering, the employee may be granted a right under that offering and enroll in the Plan on specified dates. Such employee's rights shall have the same characteristics as any rights originally granted under that offering, except that (I) the specified date on which such rights are granted shall be treated as the date of the commencement of the offering for purposes of determining the purchase price (see below) and (ii) the period of the offering for such rights shall begin on the specified date on which such rights are granted and end coincident with the end of that offering.

  Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company per calendar year in which the rights were outstanding.

Participation in the Plan

  Eligible employees become participants in the Purchase Plan by delivering to the Company as of the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' compensation during the purchase period.

Purchase Price

  The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

Payment of Purchase Price; Payroll Deductions

  The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the 6 month period ending on a purchase date (excluding the last 10 days of the purchase period), a participant may increase or reduce his or her payroll deductions once, and only once. A participate may withdraw from an offering at any time (excluding the last 10 days of a purchase period). All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

Purchase of Stock

  By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

Withdrawal

  While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period (excluding the last 10 days of any purchase period).

  Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment

  Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

  Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

  The Board may suspend, terminate or amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within twelve months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) modify any other provision of the Purchase Plan if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or Section 423 of the Code.

  Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

Effect of Certain Corporate Events

  In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation may assume or continue the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering may be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event, otherwise such rights will continue in full force and effect.

Stock Subject to Purchase Plan

  Subject to stockholder approval of this Proposal, an aggregate of 525,000 shares of Common Stock is reserved for issuance under the Purchase Plan, as amended. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

Federal Income Tax Information

  Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

  A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

  If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (I) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Long-term capital gains currently are generally subject to lower tax rates than ordinary income.

  If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

  There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligation).

                                  Proposal 5

               Ratification Of Selection Of Independent Auditors

  The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending August 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since August 1986. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 5.

                             Security Ownership Of
                   Certain Beneficial Owners And Management

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of October 31, 1999 by: (I) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                 Beneficial Ownership(1)
                                           ------------------------------------
Beneficial Owner                           Number of Shares Percent of Total(2)
----------------                           ---------------- -------------------
Quaker Capital Management Corpora-             633,300             10.79%
 tion(3).................................
 401 Wood Street, Suite 1300
 Pittsburgh, PA 15222

Kopp Investment Advisors, Inc.(4)........      584,000              9.95%
 6600 France Avenue South
 Suite 672
 Edina, MN 55435

Kennedy Capital Management, Inc.(5)......      301,000              5.13%
 10829 Olive Boulevard
 St. Louis, MO 63141

Michael R. Bernique(6)...................       31,775               *

Cornelius C. Bond, Jr.(7)................       55,126               *

Dean C. Campbell(8)......................      111,121              1.88%

Matthew J. Desch(9)......................       12,562               *

Francis J. Hughes, Jr.(10)...............       80,618              1.37%

David M. Kirk(11)........................       27,066               *

Sam L. Densmore(12)......................      222,855              3.68%

Darrell L. Ash(13).......................      121,967              2.06%

James P. Farley(14)......................       35,758               *

Thomas J. Phillips, Jr.(15)..............       38,290               *

Robert J. Kansy(16)......................       33,415               *

All executive officers and directors as a      770,553             12.21%
 group (12 persons)(17)..................

--------
  * Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Applicable percentages are based on 5,870,390 shares outstanding on October 31, 1999, adjusted as required by rules promulgated by the SEC.

 (3) Quaker Capital Management Corporation holds sole voting and investment power with respect to 317,900 shares and shares voting and investment power with respect to 315,400 shares with its clients.

 (4) Kopp Investment Advisors, Inc. holds sole investment and voting power with respect to 220,000 shares, sole dispositive power with respect to 190,000 shares and shares dispositive power with respect to 394,000 shares with its clients.

 (5) Kennedy Capital Management, Inc. holds sole investment and voting power with respect to 283,000 shares and sole dispositive power with respect to 301,000 shares.

 (6) Includes 16,775 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

 (7) Represents (i) 33,649 shares held through NEA Partners, (ii) 2,684 shares held in The Bond Family Trust, (iii) 52 shares held in the Bond Survivor's Trust, and (iv) 1,500 shares held by Mr. Bond's wife. Also includes 17,241 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

 (8) Includes (i) 30,000 shares held by the Delaware Charter Guarantee & Trust Company FBO Dean C. Campbell--IRA, (ii) 2,500 shares held in the LBC 1992 Irrevocable Trust, (iii) 2,500 shares held in the JHC 1992 Irrevocable Trust, (iv) 1,000 shares held in the Raymond W. Campbell Non-Marital Trust A, and (v) 10,000 shares held in the Raymond W. Campbell Non-Marital Trust B. Also includes 26,843 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

 (9) Represents 11,562 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(10) Includes 26,843 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(11) Includes 16,801 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(12) Includes 178,756 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(13) Includes 58,353 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(14) Includes 28,959 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(15) Includes 32,362 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(16) Includes 25,299 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 1999.

(17) Includes an aggregate of 439,724 shares issuable upon exercise of options held by executive officers and directors that are exercisable within 60 days of October 31, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that three reports were filed late by Mr. Farley, two reports were filed late by Mr. Phillips and one report was filed late by Mr. Bernique.

                            Executive Compensation

Compensation of Directors

  Each non-employee director of the Company receives a quarterly retainer of $3,000 and a per meeting fee of $1,000 per day for each board meeting attended by a member in person. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

  Each non-employee director of the Company also receives stock option grants under the Directors' Plan. Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

  On October 8, 1997, the date of his election to the Board, options to purchase 12,500 shares of Common Stock were granted to Mr. Bernique at a price per share of $27.0625, the fair market value of the stock on the date of grant. On January 2, 1998, each of Messrs. Bond, Campbell and Hughes received an automatic grant of options to purchase 4,500 shares of Common Stock under the Directors' Plan at a price per share of $11.375, the fair market value of the Common Stock as of January 2, 1998, the date of the grant. During the last fiscal year, each of Messr. Bernique, Bond, Campbell and Hughes received an automatic grant of options to purchase 4,500 shares of Common Stock under the Directors' Plan at an exercise price of $9.25, the fair market value of the Common Stock as of January 4, 1999, the date of grant. As of December 1999, no options had been exercised under the Directors' Plan.

  On January 14, 1998, an option to purchase 10,000 shares of Common Stock was granted to Mr. Bernique under the Incentive Plan at a price per share of $12.5625, the fair market value of the Common Stock on the date of grant.

  On June 23, 1999, an option to purchase 40,000 shares of Common Stock was granted to Mr. Bernique under the Incentive Plan at a price per share of $8.875, the fair market value on of the Common Stock on the date of grant.

                      Compensation of Executive Officers

                            Summary of Compensation

  The following table shows for the fiscal year ended August 31, 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at August 31, 1999 whose total annual salary and bonus exceeded $100,000 during the fiscal year ended August 31, 1999 (the "Named Executive Officers"):

                          Summary Compensation Table

                                           Annual                      Long-Term
                                        Compensation              Compensation Awards
                               --------------------------------- ---------------------
                                                                 Restricted Securities
                                                    Other Annual   Stock    Underlying  All Other
        Name and                                    Compensation   Awards    Options   Compensation
   Principal Position     Year Salary($)   Bonus($)    ($)(1)      ($)(2)     (#)(3)      ($)(4)
   ------------------     ---- ---------   -------- ------------ ---------- ---------- ------------
Sam L. Densmore           1999  211,667        --         --       10,000     25,000      1,770
 Former President and     1998  182,302     46,584        --          --      50,000      2,250
 Chief Executive Officer  1997  179,232    126,754        --          --      30,000      1,215

David M. Kirk             1999  140,000     12,908        --        7,000     20,000        300
  President and Chief     1998   40,833(5)  33,992        --          --         --         --
  Executive Officer

Darrell L. Ash            1999  119,025        --         --        3,200     10,000      1,388
 Senior Vice President    1998  115,000        --         --          --       7,000      1,037
 and Chief Technical
  Officer                 1997  115,864     15,000        --          --         --         369

James P. Farley           1999  110,000      6,000        --        3,200     15,000        767
 Vice President,          1998   97,550     19,877        --          --         --         522
 Controller and
  Secretary               1997   94,502     21,480        --          --         --         153

Robert J. Kansy           1999  121,667      5,765        --        3,200      7,500        852
 Vice President,
  Engineering             1998  113,323     21,547     50,302(6)      --      12,000      1,037

Thomas J. Phillips, Jr.   1999  121,667      5,765        --        4,000     15,000        852
 Vice President,          1998  112,073     21,547        --          --      17,000        626
 Manufacturing            1997   86,013     24,551        --          --       5,000        174

--------
(1) In accordance with Securities and Exchange Commission ("Commission") rules, Other Annual Compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitute less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Represents Restricted Stock Awards granted in April 1999. As of August 31, 1999, the fair market value of the Company's Common Stock was $9.875 per share and the value of the Restricted Stock Awards was $98,750, $69,125, $31,600, $31,600, $31,600, $39,500, respectively. The Restricted Stock
    Awards vest at a rate of 25% annually, and therefore will be fully vested in April 2003.

(3) The Company has not granted stock appreciation rights.

(4) Represents premiums paid by the Company on a life insurance policy. The Company is not the beneficiary of the policy.

(5) Represents pro-rated salary paid from Mr. Kirk's appointment as Vice President, Marketing in May 1998, based on an annual salary of $140,000.

                       Stock Option Grants And Exercises

  The Company has two stock option plans for the benefit of officers and other employees: its 1997 Equity Incentive Plan, as previously described in detail in Proposal 2, and its 1986 Supplemental Stock Option Plan (the "1986 Plan").

  The 1986 Plan was adopted by the Board of Directors in July 1986 and has been amended seven times, most recently in January 1994. Pursuant to the 1986 Plan, the Company may grant nonstatutory stock options to key employees, directors of or consultants or advisors to the Company. A total of 712,500 shares of Common Stock have been reserved for issuance under the 1986 Plan.

  The 1986 Plan is administered by the Compensation Committee. No vesting is required under the 1986 Plan, although it may be imposed by the committee. The maximum term of a stock option under the 1986 Plan is 10 years, but if the optionee at the time of grant has voting power over more than 10% of the Company's outstanding capital stock, the maximum term of an incentive stock option in five years. The exercise price of nonstatutory stock options granted under the 1986 Plan is determined by the Compensation Committee. Options granted under the 1986 Plan are generally non-transferable. The exercise price may be paid in cash or any other form of consideration that may be acceptable to the Board of Directors.

  Options generally terminate three months after termination of the optionee's employment or relationship as a consultant or director unless such termination is caused by the permanent disability or death of the optionee. The 1986 Plan may be amended at any time by Board of Directors, although certain amendments would require stockholder approval. The 1986 Plan will terminate in November 2002, unless earlier terminated by the Board of Directors.

  The following tables show for the fiscal year ended August 31, 1999, regarding options held at year-end by the Named Executive Officers. Options to purchase 92,500 shares of the Company's Common Stock were granted to the Named Executive Officers during the last fiscal year. Options to purchase 2,500 shares of the Company were exercised by the Named Executive Officers during the last fiscal year.

                       Option Grants in Last Fiscal Year

                                                                        Potential Realizable
                                                                          Value at Assumed
                         Number of   % of Total                             Annual Rates
                         Securities   Options                              of Stock Price
                         Underlying  Granted to                           Appreciation for
                          Options   Employees in Exercise or               Option Term(3)
                          Granted      Fiscal    Base Price  Expiration --------------------
Name                        (#)       Year(1)     ($/Sh)(2)     Date     5% ($)    10% ($)
----                     ---------- ------------ ----------- ---------- --------- ----------
Sam L. Densmore.........   25,000       0.60%      $6.0625    04/07/09     95,484    240,984
David M. Kirk...........   20,000       0.48%      $6.0625    04/07/09     76,388    192,788
Darrell L. Ash..........   10,000       0.24%      $6.0625    04/07/09     38,194     96,394
James P. Farley.........   15,000       0.36%      $6.0625    04/07/09     57,291    144,591
Robert J. Kansy.........    7,500       0.18%      $6.0625    04/07/09     28,645     72,295
Thomas J. Phillips,
 Jr.....................   15,000       0.36%      $6.0625    04/07/09     57,291    144,591

--------
(1) Based on aggregate of 417,000 options granted to employees of, consultants to and directors of the Company during fiscal year ended August 31, 1999, including the Named Executive Officers.

(2) The exercise price per share of each option is equal to the fair market value of the Common Stock on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit the stockholder.

   Aggregated Option Exercises in Last Fiscal Year and Fy-end Option Values

                                                        Number of
                                                        Securities       Value of
                                                        Underlying     Unexercised
                                                       Unexercised     In-the-Money
                                                        Options at      Options at
                                                       08/31/99 (#)    08/31/99 ($)
                         Shares Acquired    Value      Exercisable/    Exercisable/
Name                     on Exercise (#) Realized ($) Unexercisable  Unexercisable(1)
----                     --------------- ------------ -------------- ----------------
Sam L. Densmore.........        --             --     168,132/66,868  941,564/41,623
David M. Kirk...........        --             --      11,511/48,489         0/6,886
Darrell L. Ash..........        --             --      56,101/14,231  227,479/28,027
James P. Farley.........      2,500         23,188     26,041/20,625  125,167/41,266
Robert J. Kansy.........        --             --      21,520/22,980         0/3,490
Thomas J. Phillips,
 Jr.....................        --             --      27,874/28,626   39,036/38,364

--------
(1) Based on the fair market value of the Common Stock as of August 31, 1999 of $9.875 per share, minus the exercise price, multiplied by the number of shares underlying the option.

                             Employment Agreement

  In November 1999, the Company entered into an agreement with Sam L. Densmore, former President and Chief Executive Officer. Pursuant to the agreement, Mr. Densmore will maintain his employment or consulting status with the Company for a period of eighteen months from November 11, 1999. In addition, the Company has agreed to continue to pay Mr. Densmores's current salary for such period. Pursuant to the agreement, Mr. Densmore's options shall continue to vest during the period he continues to provide services to the Company.

        Report of the Compensation Committee on Executive Compensation

General

  Compensation of senior executives of the Company is determined by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year, to review annual goals and to reward outstanding annual performance of executive officers and to grant stock options pursuant to the Incentive Plan and the 1986 Plan.

Compensation Philosophy

  The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Board of Directors has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

  . The Company pays competitively with leading companies with which the Company competes for talent.

  . The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  . The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

Base Salary

  Each executive officer's base salary is reviewed on an annual basis. Among those factors taken into consideration are (1) individual and corporate performance, (2) level of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices.

Bonus

  The Company believes that executive performance may be maximized via a system of annual incentive awards. The actual incentive award earned depends on the extent to which the Company and individual performance objectives are achieved. Early in the fiscal year, the Compensation Committee will review and approve the annual performance objectives for the Company and the individual officers. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's overall goal: building stockholder value. For the fiscal year ended August 31, 1999, the Board of Directors determined that the primary goal in building stockholder value would be the increase in net income via both an expansion of revenues and the control of costs. During the most recent fiscal year, product sales decreased by 7% over the results of the prior fiscal year and net income decreased by 85% during the same period. This represented partial achievement of the targeted revenue bonus goal and no achievement of the targeted bonus goal for net income. The cash and stock option bonuses were determined in accordance with those results.

Long-Term Incentives

  The Company's primary long-term incentive program presently consists of the Plans and the Employee Stock Purchase Plan (the "Purchase Plan"). The Plans utilize vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants and other stock awards, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the Plans generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company's Common Stock appreciates in the long term.

  The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the purchase date of the commencement date or closing date of the relevant offering period. In Fiscal 1999, the Committee granted stock options to purchase 92,500 shares of the Company's Common Stock to the Company's Named Executive Officers.

Chief Executive Officer Compensation

  Mr. Densmore's base salary, bonus and grants of stock options were determined in accordance with the criteria described in the "Base Salary," "Bonus," and "Long Term Incentives" sections of this report. Mr. Densmore's Base Salary of $211,667 and cash bonus of $0 reflect the Board and the Committee's assessment of (1) his performance, (2) his skills in relation to other CEO's in the Company's industry, (3) the Board's confidence in Mr. Densmore's ability to lead the Company's continued development, and (4) his broad involvement in the operations of the Company. In November 1999, Mr. Densmore retired as President and Chief Executive Officer of the Company. David M. Kirk was named as President and Chief Executive Officer assuming the responsibilities previously performed by Mr. Densmore. In November 1999, the Board set Mr. Kirk's base salary for the fiscal year ending August 31, 2000 at $175,000.

Certain Tax Considerations

  Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

  The Board of Directors believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the Board of Directors has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as "performance-based compensation."

  From the disinterested members of the Board of Directors and Compensation
Committee:

      Michael R. Bernique
      Cornelius C. Bond, Jr.
      Dean C. Campbell
      Francis J. Hughes, Jr.

Compensation Committee Interlocks and Insider Participation

  Sam L. Densmore, the Company's former President and Chief Executive Officer, participated in the deliberations of the Board of Directors concerning executive officer compensation, except where the decision directly involved his compensation package.

Performance Measurement Comparison(/1/)

  The following graph shows the total stockholder return of an investment of $100 in cash on August 31, 1999 for (I) the Company's Common Stock, (ii) the NASDAQ Stock Market (U.S.) and (iii) the NASDAQ Electronic Components Index. All values assume reinvestment of the full amount of all dividends and are calculated as of August 31 of each year:

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
        AMONG RF MONOLITHICS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

                                    [CHART]

                                               Cumulative Total Return
                                        -------------------------------------
                                         8/94  8/95  8/96  8/97  8/98  8/99

RF MONOLITHICS, INC.                      100   110    89   261   103   130
NASDAQ STOCK MARKET (U.S.)                100   135   152   212   200   371
NASDAQ ELECTRONIC COMPONENTS              100   199   202   411   283   722


 .  $100 INVESTED ON 8/31/94 IN STOCK
   OR INDEX- INCLUDING REINVESTMENT
   OF DIVIDENDS, FISCAL YEAR ENDING
   AUGUST 31.

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             Certain Transactions

Indemnification

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

Other Matters

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ James P. Farley

                                          James P. Farley
                                          Secretary

December 22, 1999

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended August 31, 1999 is available without charge upon written request to: Corporate Secretary, RF Monolithics, Inc., 4347 Sigma Road, Dallas, Texas 75244.

                                 DETACH HERE


                                    PROXY

                            RF MONOLITHICS, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON JANUARY 26, 2000

The undersigned hereby appoints DAVID M. KIRK and JAMES P. FARLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of RF Monolithics, Inc., which the undersigned may be entitled to vote at the Annual Meeting of RF Monolithics, Inc. to be held at Bank One Centre, 1717 Main Street, 4th Floor Auditorium, Dallas, Texas 75201 on Wednesday, January 26, 2000, at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 THROUGH 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSALS 2 THROUGH 5.

---------------                                                 ---------------
  SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                            SIDE
---------------                                                 ---------------

                                  DETACH HERE

[X] Please mark
    votes as in
    this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSALS 2 THROUGH 5.

1. To elect five directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.
    Nominees: David M. Kirk, Michael R. Bernique, Cornelius C. Bond, Jr., Dean
              C. Campbell and Francis J. Hughes, Jr.

              FOR                       WITHHELD
              ALL   [_]           [_]   FROM ALL
            NOMINEES                    NOMINEES

    [_]________________________________________
        For all nominees except as noted above

2. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the number of shares of Common Stock authorized for issuance under such plan by 200,000 shares and to eliminate the Board's authority and discretion to reprice options.

                FOR             AGAINST         ABSTAIN
                [_]               [_]             [_]

3. To approve the amendment of the Company's 1994 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock, authorized for issuance under such plan by 100,000 shares.

                FOR             AGAINST         ABSTAIN
                [_]               [_]             [_]

4. To approve the amendment of the Company's 1994 Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 175,000 shares.

                FOR             AGAINST         ABSTAIN
                [_]               [_]             [_]

5. To ratify selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending August 31, 2000.

                FOR             AGAINST         ABSTAIN
                [_]               [_]             [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [_]

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:____________________________   Date:_________________________

Signature:____________________________   Date:_________________________